                                                                     Exhibit 2.4

                                                                  EXECUTION COPY




                              --------------------

                              AMENDED AND RESTATED

                  LIMITED LIABILITY COMPANY PURCHASE AGREEMENT

                              --------------------




                                     Between



                       MACQUARIE INVESTMENT HOLDINGS INC.



                                       and



                      MACQUARIE INFRASTRUCTURE ASSETS INC.



                          Dated as of October 11, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01.  Certain Defined Terms......................................    1
SECTION 1.02.  Definitions................................................    8

                                   ARTICLE II

                                PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Interests.........................    9
SECTION 2.02.  Purchase Price.............................................    9
SECTION 2.03.  Closing....................................................    9
SECTION 2.04.  Closing Deliveries by the Seller...........................    9
SECTION 2.05.  Closing Deliveries by the Purchaser........................   10

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

SECTION 3.01.  Organization, Authority and Qualification of the Seller....   10
SECTION 3.02.  Organization, Authority and Qualification of the Company...   10
SECTION 3.03.  Subsidiaries...............................................   11
SECTION 3.04.  Capitalization.............................................   11
SECTION 3.05.  No Conflict................................................   11
SECTION 3.06.  Consents and Approvals.....................................   12
SECTION 3.07.  Litigation.................................................   12
SECTION 3.08.  Compliance with Laws.......................................   12
SECTION 3.09.  Taxes......................................................   12
SECTION 3.10.  Brokers....................................................   13
SECTION 3.11.  District Cooling System Use Agreement......................   13
SECTION 3.12.  Real Property..............................................   13
SECTION 3.13.  Environmental Matters......................................   14
SECTION 3.14.  Absence of Changes.........................................   15
SECTION 3.15.  Insurance..................................................   16
SECTION 3.16.  Public Utility Considerations..............................   16
SECTION 3.17.  Stock Purchase Agreements..................................   16

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

SECTION 4.01.  Organization and Authority of the Purchaser................   17
SECTION 4.02.  No Conflict................................................   17
SECTION 4.03.  Consents and Approvals.....................................   17
SECTION 4.04.  Brokers....................................................   17

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business Prior to the Closing...................   18
SECTION 5.02.  Access to Information......................................   18
SECTION 5.03.  Confidentiality............................................   19
SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents..   19
SECTION 5.05.  Notice of Developments.....................................   20
SECTION 5.06.  No Solicitation or Negotiation.............................   20
SECTION 5.07.  Release of Indemnity Obligations...........................   21
SECTION 5.08.  Further Assurances.........................................   21
SECTION 5.09.  Further Action.............................................   21
SECTION 5.10.  Distributions..............................................   21
SECTION 5.11.  Credit Enhancements........................................   21
SECTION 5.12.  Environmental Permits......................................   21

                                   ARTICLE VI

                                   TAX MATTERS

SECTION 6.01.  Preparation and Filing of Tax Returns; Payment of Taxes....   21
SECTION 6.02.  Transfer and Similar Taxes.................................   22
SECTION 6.03.  Tax Indemnification........................................   22
SECTION 6.04.  Contests...................................................   23
SECTION 6.05.  Miscellaneous..............................................   24

                                   ARTICLE VII

                                 INDEMNIFICATION

SECTION 7.01.  Survival of Representations and Warranties.................   24
SECTION 7.02.  Indemnification by the Seller..............................   25
SECTION 7.03.  Indemnification by the Purchaser...........................   25
SECTION 7.04.  Limits on Indemnification..................................   26
SECTION 7.05.  Tax Treatment..............................................   27
SECTION 7.06.  Exclusive Remedy...........................................   27

SECTION 7.07.  Waiver of Certain Damages..................................   27

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller....................   27
SECTION 8.02.  Conditions to Obligations of the Purchaser.................   28

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination................................................   30
SECTION 9.02.  Effect of Termination......................................   30

                                    ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.01. Expenses...................................................   30
SECTION 10.02. Notices....................................................   31
SECTION 10.03. Public Announcements.......................................   31
SECTION 10.04. Severability...............................................   32
SECTION 10.05. Entire Agreement...........................................   32
SECTION 10.06. Assignment.................................................   32
SECTION 10.07. Amendment..................................................   32
SECTION 10.08. Waiver.....................................................   32
SECTION 10.09. No Third Party Beneficiaries...............................   32
SECTION 10.10. Governing Law..............................................   33
SECTION 10.11. Counterparts...............................................   33

            AMENDED AND RESTATED LIMITED LIABILITY COMPANY PURCHASE AGREEMENT (this "Agreement"), dated as of October 11, 2004, between MACQUARIE INVESTMENT HOLDINGS INC., a Delaware corporation (the "Seller"), and MACQUARIE INFRASTRUCTURE ASSETS INC., a Delaware corporation (the "Purchaser").

            WHEREAS, the Seller owns all the membership interests (the "Interests") of MACQUARIE DISTRICT ENERGY HOLDINGS LLC, a Delaware limited liability company (the "Company");

            WHEREAS, MACQUARIE DISTRICT ENERGY, INC., a wholly-owned subsidiary of the Company ("MDE"), has acquired (a) Thermal Chicago Corporation, a Delaware corporation ("Chicago Thermal"), pursuant to the Chicago Stock Purchase Agreement (as defined below) and (b) ETT Nevada, Inc., a Nevada corporation ("Aladdin") whose sole asset is 75 membership interests in Northwind Aladdin, LLC, a Nevada limited liability company ("Northwind"), pursuant to the Aladdin Stock Purchase Agreement (as defined below);

            WHEREAS, MDE has acquired from Exelon Thermal, the right, title and interest in and to the Aladdin Notes that Exelon Thermal acquired under the Aladdin Debt Purchase Agreement;

            WHEREAS, the Company currently, directly and through its subsidiaries, is engaged in the business of providing chilled and/or hot water through a district cooling system in the central business district of the City of Chicago, Illinois and at Chicago's Midway Airport, and in the central business district of the City of Las Vegas, Nevada (the "Business");

            WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the right, title and interest in and to the Interests, upon the terms and subject to the conditions set forth herein;

            WHEREAS, the parties hereto entered into a Limited Liability Company Purchase Agreement dated as of August 18, 2004 (the "Original Agreement") providing for the purchase of all of the outstanding Interests of the Company by the Purchaser; and

            WHEREAS, the parties hereto wish to amend and restate the Original Agreement to the extent provided herein;

            NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "Aladdin Adjustment" means the Aladdin Original Purchase Price multiplied by the product of (a) 0.20 and (b) the fraction calculated by dividing (1) the number of days from but excluding the Aladdin Closing Date to and including the Closing Date by (2) 365.

            "Aladdin Closing Date" means September 29, 2004.

            "Aladdin Debt Purchase Agreement" means the Agreement Regarding Purchase and Sale of Debt, dated as of July 7, 2004, between MDE, John Hancock Variable Life Insurance Company, a Massachusetts insurance company ("Hancock"), John Hancock Variable Life Insurance Company, a Massachusetts insurance company ("Variable"), and John Hancock Reassurance Company, Ltd., a Bermuda limited company ("JHRC" and together with Hancock and Variable, collectively, the "Noteholders"), and Exelon Thermal Holdings, Inc., a Delaware corporation ("Exelon Thermal"), pursuant to which the Noteholders agreed to sell to Exelon Thermal, and Exelon Thermal agreed to purchase from the Noteholders, the Noteholders' right, title and interest in the Fixed Rate Series B Senior Secured Notes dated June 7, 1999 (the "Aladdin Notes");

            "Aladdin Original Purchase Price" means the equity contribution of the Seller to the Company used to fund (i) the purchase price under the Aladdin Stock Purchase Agreement on the Aladdin Closing Date; (ii) the purchase price of the Aladdin Notes and (iii) the related transaction funding requirements and reasonable expenses, which amount includes the fees and expenses (including investment banking fees to Macquarie Bank Limited and/or its Affiliates payable pursuant to the Engagement Letter), working capital and reserves incurred in connection with the acquisition of Aladdin and the Aladdin Notes and the transactions contemplated by the Aladdin Stock Purchase Agreement and the Back-to-Back Agreement, as adjusted to reflect any purchase price adjustments under the Aladdin Stock Purchase Agreement subsequent to the date hereof and prior to the Closing Date.

            "Aladdin Stock Purchase Agreement" means the amended and restated stock purchase agreement dated as of December 26, 2003, as amended by Amendment No. 1 to the Aladdin Stock Purchase Agreement dated as of September 29, 2004, among Macquarie District Energy, Inc., Macquarie District Energy Holdings LLC, Macquarie Bank Limited, Exelon Corporation and Exelon Thermal Holdings, Inc.

            "Aladdin Subsidiaries" means Aladdin and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Aladdin directly or indirectly through one or more intermediaries.

            "Anti-Corruption Laws" means (a) Chapter 2-156 of the Municipal Code of Chicago (including, without limitation, Section 2-156-030(b) thereof) and
Section 2-92-320 of Chapter 2-92 of the Municipal Code of Chicago, (b) 720 ILCS 5/33-11 of the Illinois Criminal Code, (c) 65 ILCS 5/1-1 et seq. of the Illinois Municipal Code and (d) Illinois Public Act 85-1390 (1988 Ill. Laws 3220).

            "Back-to-Back Agreement" means the Agreement Regarding Purchase and Sale of Debt, dated as of July 7, 2004, between MDE and Exelon Thermal.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

            "Chicago Adjustment" means the Chicago Original Purchase Price multiplied by the product of (a) 0.17 and (b) the fraction calculated by dividing (1) the number of days from but excluding the Chicago Closing Date to and including the Closing Date by (2) 365.

            "Chicago Closing Date" means June 30, 2004.

            "Chicago Original Purchase Price" means the equity contribution of the Seller to the Company used to fund (i) the purchase price under the Chicago Stock Purchase Agreement on the Chicago Closing Date, and (ii) the related transaction funding requirements and reasonable expenses, which amount includes the fees and expenses (including investment banking fees to Macquarie Bank Limited and/or its Affiliates payable pursuant to the Engagement Letter), working capital and reserves incurred in connection with the acquisition of Chicago and the transactions contemplated by the Chicago Stock Purchase Agreement, as adjusted to reflect any purchase price adjustments under the Chicago Stock Purchase Agreement subsequent to the date hereof and prior to the Closing Date.

            "Chicago Stock Purchase Agreement" means the agreement dated as of December 12, 2003, as amended by Amendment No. 1 to the Chicago Stock Purchase agreement dated as of June 30, 2004, among Macquarie District Energy, Inc., Macquarie District Energy Holdings LLC, Macquarie Bank Limited, Exelon Corporation and Exelon Thermal Holdings, Inc.

            "Chicago Subsidiaries" means Chicago Thermal and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by Chicago Thermal directly or indirectly through one or more intermediaries.

            "City" means the City of Chicago, a home rule unit and municipality under Article VII of the Constitution of the State of Illinois.

            "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

            "Code" means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future Law.

            "Company LLC Agreement" means the Amended and Restated LLC Agreement of the Company dated February 2, 2004.

            "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

            "District Cooling System" means the various plants, pipeline systems and other facilities used in the distribution of chilled water in the City's downtown district, which the Chicago Subsidiaries have the right to use, operate and maintain pursuant to the District Cooling System Use Agreement and the ancillary agreements contemplated thereby.

            "District Cooling System Use Agreement" means that certain District Cooling System Use Agreement dated October 1, 1994 by and between the City and MDE Thermal Technologies Inc. (formerly Exelon Thermal Technologies, Inc., Unicom Thermal Technologies Inc. and Northwind Inc.) and each amendment thereto.

            "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Engagement Letter" means the letter agreement, dated June 14, 2004, between MDE and Macquarie Securities (USA) Inc.

            "Environment" means surface waters, ground waters, surface water sediment, soil, subsurface strata and ambient air.

            "Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

            "Environmental Laws" means all Laws, now or at a relevant future date, as applicable, and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Atomic Energy Act,

42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 et seq.

            "Environmental Permit" means any permit (and attendant applications), licenses, certificates, registrations, identification numbers, consents, approvals, variances, notices of intent required by Environmental Laws and exemptions necessary for the ownership, use or operation of any asset owned or operated by the Company or a Subsidiary to comply with Environmental Laws.

            "Excluded Taxes" means Taxes imposed on or payable by (a) any Chicago Subsidiary that, under the Chicago Stock Purchase Agreement, are allocable to taxable periods or portions thereof ending on or before the Chicago Closing Date, (b) any Aladdin Subsidiary that, under the Aladdin Stock Purchase Agreement, are allocable to taxable periods or portions thereof ending on or before the Aladdin Closing Date, or (c) the Company or any of the Subsidiaries arising out of the conduct of the Business or pursuant to the transactions contemplated by the Chicago Stock Purchase Agreement, the Aladdin Stock Purchase Agreement or this Agreement, except to the extent attributable to Seller's breach of any warranty or representation under Section 3.09 or Seller's breach of any covenant herein relating to Taxes.

            "Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "Governmental Authorizations" shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement, in each case in connection with the operation of the Business.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

            "Indemnifying Party" means the Seller pursuant to Section 7.02 and the Purchaser pursuant to Section 7.03, as the case may be.

            "Knowledge" means the actual knowledge of Michael Dorrell, Murray Bleach, Fiona Griffin and Alina Osorio (together the "Knowledge Parties"); provided that if reasonable inquiry of the matter was not made of David Bump, Jim Pagnusat, William Dolan, with respect to Chicago Thermal, or Tip Jozsa, with respect to Aladdin, by any one of the Knowledge Parties, then "Knowledge" shall mean the actual knowledge such Knowledge Parties ought reasonably to have had, had such reasonable inquiry been made.

            "Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

            "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

            "Material Adverse Effect" means any circumstance, change in or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company or any Subsidiary: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, the Company or any Subsidiary or (b) is reasonably likely to materially adversely effect (i) the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company or any Subsidiary or (ii) the ability of either the Seller or the Purchaser to perform its obligations under this Agreement; but in any event shall not include any circumstances, changes or effects that are generally applicable in the United States economy, the industry in which the referenced Person operates, or the United States securities markets.

            "Permitted Encumbrances" means (a) in the case of real property, all easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights, conditions, covenants or other restrictions, and easements for streets, alleys, highways, telephone lines, power lines, other utility lines, railways and other easements and rights-of-way on, over or affecting any portion of, and of record against, the real property, (b) liens for Taxes or assessments not yet due and payable or which are being contested in good faith through appropriate proceedings; (c) matters in connection with the indebtedness secured by the real property, as set forth in Section 1.01(a) of the Disclosure Schedule, (d) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is not material default on the part of the Company or the Subsidiaries of the Company or the validity of which are being contested in good faith, as set forth in Section 1.01(b) of the Disclosure Schedule, (e) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by governmental authorities, (f) restrictions on transfer of securities imposed by applicable state and federal securities laws, (g) with respect to the leased real property, any liens, encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, licensor or customer, as applicable, with an interest therein, (h) such other encumbrances and encroachments which are immaterial in nature and amount and which would be disclosed by a survey or other imperfections in title not material in amount, (i) liens securing debt, other than the Senior Debt, which liens will be released on or before the Closing Date and (j) liens securing the Senior Debt.

            "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

            "Post-Closing Straddle Period" means the portion of a Straddle Period beginning the day after the Closing Date.

            "Pre-Closing Periods" means any taxable period ending on or before the Closing Date.

            "Pre-Closing Straddle Period" means the portion of a Straddle Period ending on the Closing Date.

            "Purchase Price" means an amount in cash equal to the sum of (i) the Chicago Original Purchase Price, (ii) the Chicago Adjustment, (iii) the Aladdin Original Purchase Price, and (iv) the Aladdin Adjustment; it being understood that the Senior Debt shall remain outstanding immediately following the Closing.

            "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

            "Senior Debt" means (a) the aggregate principal amount of Senior Secured Notes due 2023 issued by MDE, plus all accrued and unpaid interest to the Closing Date and (b) the revolving facility and letters of credit provided by LaSalle Bank National Association, plus all accrued and unpaid interest on such debt through the Closing Date, up to an aggregate principal amount for both
(a) and (b) of $140 million.

            "Straddle Period" means any taxable period beginning before the Closing Date and ending after the Closing Date.

            "Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations or other entities controlled by the Company directly or indirectly through one or more intermediaries.

            "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including (a) taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; (b) taxes or other similar charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes;
(c) taxes or similar charges in the nature of license, registration and documentation fees; and (d) customs' duties, tariffs, and similar charges.

            "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

            SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

            Definition                           Location
            ----------                           --------
            "Agreement".......................   Preamble
            "Aladdin".........................   Recitals
            "Aladdin Basket Amount"...........   7.05
            "Aladdin Debt Purchase Agreement".   Recitals
            "Aladdin Notes"...................   Recitals
            "Aladdin Shares"..................   Recitals
            "Back-to-Back Agreement"..........   Recitals
            "Basket Amount"...................   7.04
            "Business"........................   Recitals
            "Chicago Thermal".................   Recitals
            "Closing".........................   2.03
            "Closing Date"....................   2.03
            "Company".........................   Recitals
            "Contest".........................   6.04(b)
            "Environmental Permits"...........   5.13
            "Exelon Thermal"..................   Recitals
            "Interests".......................   Recitals
            "Hancock".........................   Recitals
            "JHRC"............................   Recitals
            "Loss"............................   7.02
            "MDE".............................   Recitals
            "MIA LLC".........................   3.19
            "Northwest".......................   Recitals
            "Northwind LLC Agreement".........   3.03
            "Noteholders".....................   Recitals
            "Original Agreement"..............   Recitals
            "Purchaser".......................   Preamble
            "Purchaser Indemnified Party".....   7.02
            "Relevant Period".................   3.09(a)
            "Seller"..........................   Preamble
            "Seller Indemnified Party"........   7.03
            "Tax Indemnity Payments"..........   6.03(c)
            "Transfer Taxes"..................   6.02
            "Variable"........................   Recitals

                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.01. Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities laws) to the Purchaser, the Interests, and the Purchaser shall purchase the Interests.

            SECTION 2.02. Purchase Price. In consideration of the sale and transfer of the Interests, the parties hereto agree that, at the Closing, the Purchaser shall pay and the Buyer shall receive the Purchase Price.

            SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M., New York time, on or prior to the fifteenth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01 and 8.02 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the "Closing Date").

            SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

            (a) such instruments of assignment and transfer as shall be necessary to transfer to the Purchaser the right, title, and interest in and to the Interests owned by the Seller;

            (b) a receipt for the Purchase Price;

            (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (d) good standing certificates for each Subsidiary from the Secretary of State of the jurisdiction in which each such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing;

            (e) the certificate contemplated by Section 8.02(a); and

            (f) such other documents and instruments reasonably requested by the Purchaser to consummate the transactions contemplated hereby.

            SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller

            (a) the Purchase Price by wire transfer in immediately available funds to a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five (5) Business Days before the Closing;

            (b) the certificate contemplated by Section 8.01(a); and

            (c) such other documents and instruments reasonably requested by the Seller to consummate the transactions contemplated hereby.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

            As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser, as follows:

            SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and its Board of Directors. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) equitable defenses.

            SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is contemplated to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with constitutes a default under or results in a violation of any provision of its certificate of formation or other organizational documents. True and correct copies of the organizational documents of the

Company, each as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

            SECTION 3.03. Subsidiaries. Section 3.03 of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof, listing for each Subsidiary its name, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. All such ownership interests are owned by the Company or a Subsidiary free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities laws and liens securing the Senior Debt), and with respect to Northwind, other than restrictions on transfer imposed by the limited liability company agreement of Northwind (the "Northwind LLC Agreement") and Encumbrances imposed by instruments securing the indebtedness evidenced by the Aladdin Notes.

            SECTION 3.04. Capitalization. The Company does not have any membership interests issued or outstanding other than the Interests, all of which are owned by the Seller. All of the Interests have been duly authorized and are validly issued, fully paid and nonassessable and are held of record by the Seller free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities laws and liens securing the Senior Debt). None of the Interests was issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under applicable Law, the Company LLC Agreement or the certificate of formation of the Company or any other contract, agreement or instrument to which the Company is subject or bound. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any membership interests, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Upon consummation of the transactions contemplated by this Agreement and registration of the Interests in the name of the Purchaser in the records of the Company, the Purchaser, assuming it shall have purchased the Interests for value in good faith and without notice of any adverse claim, will own all the issued membership interests of the Company free and clear of all Encumbrances (other than restrictions on transfer of securities imposed by applicable state and federal securities laws and liens securing the Senior Debt). Upon consummation of the transactions contemplated by this Agreement, the Interests will be validly issued, fully paid and nonassessable.

            SECTION 3.05. No Conflict. Except as set forth in Section 3.06 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Seller, the Company LLC Agreement, the certificate of formation of the Company or the organizational documents of any of the Subsidiaries; (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company or the Subsidiaries or any of their respective assets, properties or businesses, which is material to the Company, the Subsidiaries, the Business or the performance by the Seller of its obligations under this Agreement; (c) conflict in any material respect with, or result in any breach of, or constitute a default under any agreement to which the Seller is a party or by which it or any of its assets or properties may be bound except as would not have a Material Adverse

Effect; or (d) result in or require the creation of any Encumbrance, except for Permitted Encumbrances, upon the Business and the underlying assets except for such Encumbrances as would not have a Material Adverse Effect.

            SECTION 3.06. Consents and Approvals. Section 3.06 of the Disclosure Schedule sets forth all consents, notices, filings, authorizations and approvals required in connection with the execution, delivery or performance by the Seller of this Agreement. For the avoidance of doubt, the only consents, approvals, filings, authorization or notices required as a condition of the obligations of the parties to consummate the Closing are those set forth in Section 8.01(d) and
Section 8.02(d) hereof.

            SECTION 3.07. Litigation. Except as set forth in Schedule 4.14 of the disclosure schedule to the Chicago Stock Purchase Agreement or Schedule 4.14 of the disclosure schedule to the Aladdin Stock Purchase Agreement, there are no proceedings by any Person or Governmental Authority pending or, to the Knowledge of the Seller, threatened relating to or affecting the Company, the Subsidiaries or the Business or the ability of the Seller to perform its obligations under this Agreement.

            SECTION 3.08. Compliance with Laws. To the Seller's Knowledge, each of the Company and the Subsidiaries is in material compliance with (a) all applicable Laws and Governmental Orders, including, without limitation, laws relating to worker protection and health, as well as Anti-Corruption Laws and any other laws that relate to contracting with governmental entities in the State of Illinois or the City, (b) all contracts listed in Schedule 4.12 to the disclosure schedule of the Chicago Stock Purchase Agreement and (c) all contracts listed in Schedule 4.12 to the disclosure schedule of the Aladdin Stock Purchase Agreement.

            SECTION 3.09. Taxes. Except as set forth in Section 3.09 of the Disclosure Schedule or as disclosed in Schedule 4.11 of the disclosure schedule to the Chicago Stock Purchase Agreement or Schedule 4.11 of the disclosure schedule to the Aladdin Stock Purchase Agreement:

            (a) With respect to the Company and MDE from the date of their respective organization to the Closing Date, with respect to the Chicago Subsidiaries from the Chicago Closing Date to the Closing Date and with respect to the Aladdin Subsidiaries from the Aladdin Closing Date to the Closing Date (in each case, the "Relevant Period"), the Seller, the Company and the Subsidiaries have duly filed when due, including any extensions, all Tax Returns first becoming due (taking into account extensions) in the Relevant Period in connection with the Company, the Subsidiaries and the Business. All such Tax Returns have been prepared with ordinary business care, and to the Seller's Knowledge are correct and complete in all material respects.

            (b) During the Relevant Period, the Company and the Subsidiaries have timely paid and discharged any and all Tax obligations with respect to the Company and the Subsidiaries and the Business, due and payable during the Relevant Period, whether or not shown on any Tax Return. During the Relevant Period, the Company and the Subsidiaries have timely discharged any and all obligations to withhold and remit any

      Taxes required to have been withheld by or with respect to the Company and the Subsidiaries and the Business during the Relevant Period.

            (c) To the Seller's Knowledge, neither the Company nor any of the Subsidiaries have received during the Relevant Period notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Company or any of the Subsidiaries, nor during the Relevant Period has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on the assessment or collection of any Tax, or executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Taxes against the Company or any of the Subsidiaries.

            (d) To the Sellers' Knowledge, there are no actions, suits, proceedings, audits, investigations or claims pending, in progress, or threatened against the Company or any of the Subsidiaries with respect to Taxes. To the Sellers' Knowledge, there are no Encumbrances for Taxes upon, pending against, or threatened against the assets of the Business, other than Permitted Encumbrances.

            (e) To the Seller's Knowledge, no claim has been made during the Relevant Period by a taxing authority in a jurisdiction where neither the Company nor MDE files Tax Returns that the Company or MDE is or may be subject to taxation by such jurisdiction. To the Seller's Knowledge, no power of attorney has been granted during the Relevant Period with respect to any matter relating to Taxes of the Company or the Subsidiaries that is currently in effect.

            (f) Neither the Company nor MDE was, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            SECTION 3.10. Brokers. Except for Macquarie Securities (USA), Inc., whose fees will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller, the Company or any of the Subsidiaries.

            SECTION 3.11. District Cooling System Use Agreement. Except as disclosed on Section 3.11 of the Disclosure Schedule, since the Chicago Closing Date, none of the Seller, the Company or any Subsidiary has taken any action or failed to take any action that has or would make any factual matter underlying any representation or warranty in Section 4.26 of the Chicago Stock Purchase Agreement untrue.

            SECTION 3.12. Real Property. Except as disclosed on Section 3.12 of the Disclosure Schedule, since the Chicago Closing Date, none of the Seller, the Company or any Subsidiary has taken any action or failed to take any action that has or would make any factual matter underlying any representation and warranty in Section 4.19 of the Chicago Stock Purchase Agreement untrue, and since the Aladdin Closing Date, none of the Seller, the Company or any Subsidiary has taken any action or failed to take any action that has or would make any factual matter underlying any representation and warranty in Section
4.19 of the Aladdin Stock Purchase Agreement untrue.

            SECTION 3.13. Environmental Matters. With respect to the Company and
MDE:

            (a) To the Knowledge of the Seller, except as set forth in Schedule
4.20 of the disclosure schedule to the Chicago Stock Purchase Agreement and
Schedule 4.20 of the disclosure schedule to the Aladdin Stock Purchase Agreement, there are no outstanding and unresolved written notices, pending or threatened actions from any Governmental Authority or any other Person alleging that the Business is not being or has not been conducted in material compliance with, or has violated Environmental Laws or alleging that the Seller or the Company has any liability for the Business under the Environmental Laws;

            (b) To the Knowledge of the Seller, except as set forth in Schedule
4.20 of the disclosure schedule of the Chicago Stock Purchase Agreement and
Schedule 4.20 of the disclosure schedule to the Aladdin Stock Purchase Agreement, there are no pending or threatened Environmental Claims, against the Seller or the Company and the Subsidiaries which arise from the operation of the Business, or relate to any real property currently or formerly owned, operated or leased by the Company or any Subsidiary as part of the Business;

            (c) To the Knowledge of the Seller, except as set forth in Schedule
4.20 of the disclosure schedule to the Chicago Stock Purchase Agreement,
Schedule 4.20 of the disclosure schedule to the Aladdin Stock Purchase Agreement and Section 3.13(c) of the Disclosure Schedule, the Seller, the Company and the Subsidiaries have obtained all material Governmental Authorizations required under Environmental Laws to operate the Business as currently operated;

            (d) To the Knowledge of the Seller, except as set forth in Schedule
4.20 of the disclosure schedule to the Chicago Stock Purchase Agreement and
Schedule 4.20 of the disclosure schedule to the Aladdin Stock Purchase Agreement, the Seller, the Company and the Subsidiaries are in substantial compliance with all Environmental Laws regarding the Business;

            (e) The Seller has made available to the Purchaser copies of all material environmental assessments, reports, audits, and other documents and information in its possession or under its control that relate to any real property currently or formerly owned, operated or leased by the Seller or the Company or the Subsidiaries regarding the Business;

            (f) To the Knowledge of the Seller, except as set forth in Schedule
4.20 of the disclosure schedule of the Chicago Stock Purchase Agreement,
Schedule 4.20 of the disclosure schedule to the Aladdin Stock Purchase Agreement and except as in material compliance with Environmental Law, there has been no Release during the Relevant Period at any real property currently or formerly owned, operated or leased by the Seller or the Company in connection with the Business for which the Seller, the Company or the Purchaser could be liable under the Environmental Laws, and the real property is not subject to any state or federal environmental lien; and

            (g) To the Seller's Knowledge, neither the Seller nor the Company or any of the Subsidiaries is listed as, or has been notified during the Relevant Period that it is, a potentially responsible party under CERCLA or any comparable state statute as a result of the operation of the Business.

            SECTION 3.14. Absence of Changes.

            Except as set forth in Section 3.14 of the Disclosure Schedule, during the Relevant Period none of the Company, MDE or the Subsidiaries:

            (a) suffered any Material Adverse Effect (nor, to the Seller's Knowledge, do any facts exist which are reasonably likely to result in a Material Adverse Effect);

            (b) canceled any indebtedness owing to the Company, MDE or the Subsidiaries or waived any material claims or rights, including, without limitation, any rights under any of its material contracts, leases or authorizations, except in the ordinary course of business;

            (c) sold, transferred or otherwise disposed of any of its assets or properties except in the ordinary course of business;

            (d) made any material change in any method of accounting or accounting practice, made any adjustments to its books and records, or recharacterized any assets or liabilities in any material respect, except to the extent required by GAAP or the rules and regulations promulgated under the US securities laws;

            (e) written off as uncollectible any notes or accounts receivable, other than in the ordinary course of business;

            (f) with respect to the Business, made any capital expenditure commitment for additions to property, plant, equipment or tangible capital assets or made capital expenditure commitments without the prior written consent of the Purchaser, other than capital expenditures that are set forth in the respective 2004 Budgets of the Business;

            (g) had any material labor dispute or received notice of any grievance that triggered an arbitration under any collective bargaining agreement;

            (h) borrowed or agreed to borrow any funds other than (i) the Senior Debt, and funds borrowed from the Seller, the Company or any Subsidiary and (ii) indebtedness that will be repaid prior to the Closing with the prior written consent of the Purchaser;

            (i) made any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

            (j) entered into any written employment agreement with any non-union employee or increased in any manner the compensation of any of its directors, officers or non-union employees, except for such increases granted in the ordinary course of business other than employment agreements entered into in connection with the closing of the transactions contemplated by the Chicago Stock Purchase Agreement, copies of which have been provided to the Purchaser;

            (k) adopted, granted, extended or increased the rate or terms of any bonus, severance, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of its directors, officers or employees, except in the ordinary course of business other than employee benefit plans and insurance plans adopted immediately following the closing of the transactions contemplated by the Chicago Stock Purchase Agreement, and copies of such plans have been provided to the Purchaser;

            (l) made any change in its organizational documents or issued any additional equity securities or granted any option, warrant or right to acquire any equity securities or issued any security convertible into or exchangeable for its equity securities;

            (m) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or properties in an amount exceeding $25,000;

            (n) entered into any collective bargaining or similar contract, or modified the terms of any such existing contract;

            (o) authorized or paid any dividends or other similar distributions other than to the Company, MDE or any wholly-owned subsidiary of MDE; or

            (p) suffered or agreed, whether orally or in writing, to do any of the foregoing.

            SECTION 3.15. Insurance.

            (a) The Company has obtained or will have obtained insurance policies prior to the Closing Date (the "Policies"), which are in full force effect as of the date hereof, if applicable, to replace each of the insurance policies set forth in Schedule 4.18 of the disclosure schedule to the Chicago Stock Purchase Agreement and Schedule 4.13 and Schedule 4.18 of the disclosure schedule to the Aladdin Stock Purchase Agreement.

            (b) The Company has paid all premiums due and owing under such Policies, and the Seller, the Company and the Subsidiaries have complied in all material respects with the terms and conditions of all such Policies. There is no claim by or relating to the Company or any of the Subsidiaries pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.

            SECTION 3.16. Public Utility Considerations(a) . Except as set forth in Section 4.25 of the Aladdin Stock Purchase Agreement, none of the Company or any Subsidiary is a "public utility company" nor does the Company or any Subsidiary hold any "utility assets" as such terms are defined under the Public Utility Holding Company Act of 1935, or the rules and regulations promulgated thereunder.

            SECTION 3.17. Stock Purchase Agreements. Each of the Chicago Stock Purchase Agreement and the Aladdin Stock Purchase Agreement is a legal, valid and binding obligation of the Company and MDE in accordance with its terms, there have been no amendments of the provisions or waivers of conditions precedent of the Chicago Stock Purchase Agreement or the Aladdin Stock Purchase Agreement and the Company and MDE are, and have been since the Chicago Closing Date or the Aladdin Closing Date, as applicable, in compliance with the covenants applicable to them in
Article IX of the Chicago Stock Purchase Agreement and Article IX of the Aladdin Stock Purchase Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller, as follows:

            SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) equitable defenses.

            SECTION 4.02. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict in any material respect with or result in any breach of, or constitute a default under any material agreement to which the Purchaser is a party or by which it or any of its assets or properties may be bound.

            SECTION 4.03. Consents and Approvals. Section 4.03 of the Disclosure Schedule sets forth all consents, notices, filings, authorizations and approvals required in connection with the execution, delivery or performance by the Purchaser of this Agreement.

            SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Conduct of Business Prior to the Closing. The Seller covenants and agrees that from the date of the Original Agreement to the Closing Date (or, with respect to the Aladdin Subsidiaries, during the Relevant Period), except as set forth in Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary has conducted, or shall conduct its business, other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01 of the Disclosure Schedule, the Seller has caused and shall cause the Company and each Subsidiary to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business and (D) preserve their current relationships with their customers, suppliers and other Persons with which they have had significant business relationships; (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement; (v) not amend or waive any provision of the Chicago Stock Purchase Agreement, the Aladdin Stock Purchase Agreement or any other material contract of the Business; and (vi) not commit to any capital expenditures contracts, except to the extent set forth in the respective 2004 Budgets of the Business, without the prior consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned).

            SECTION 5.02. Access to Information. Subject to any restrictions imposed by the Northwind LLC Agreement, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Company and the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary including access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment and to those officers, directors, employees, agents, accountants and counsel of the Seller, the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, Liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

            SECTION 5.03. Confidentiality. The Seller agrees to, and shall cause its agents, representatives, Affiliates (other than the Purchaser or its direct parent), employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and
(iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates (other than the Purchaser or its direct parent), employees, officers and directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates (other than the Purchaser or its direct parent), employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates (other than the Purchaser or its direct parent), employees, officers or directors.

            SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) The parties shall use their reasonable best efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Purchaser agrees that all fees and expenses associated with the filings required pursuant to the HSR Act in connection with the transactions contemplated by this Agreement shall be borne by the Purchaser.

            (b) The Seller shall or shall cause the Company and the Subsidiaries to give promptly such notices to third parties and use its or their reasonable best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

            (c) Each party shall cooperate and use all reasonable efforts to assist the other in giving such notices and obtaining such consents and estoppel certificates; provided, however, that no party shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which such party in its sole discretion may deem adverse to its or the interests of its Affiliates.

            (d) The Seller and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use its reasonable best efforts to provide the Purchaser, the Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Company or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

            SECTION 5.05. Notice of Developments. Prior to the Closing, the parties shall promptly notify the other party in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement (a) which could reasonably be expected to result in any breach of a representation or warranty or covenant of such party in this Agreement or (b) which could reasonably be expected to have (i) the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any respect, or (ii) a Material Adverse Effect.

            SECTION 5.06. No Solicitation or Negotiation. The Seller agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Seller, the Company, the Subsidiaries or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary or the Business or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller agrees not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller, the Company or any Subsidiary is a party.

            SECTION 5.07. Release of Indemnity Obligations. The Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and each Subsidiary from any and all obligations to indemnify the Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing other than pursuant to (a) the terms of any agreement related to debt financing provided by Macquarie Bank Limited or an Affiliate thereof to MDE to finance the acquisition of Chicago Thermal and (b) the terms of the Engagement Letter.

            SECTION 5.08. Further Assurances. (a) The Seller covenants and agrees to cooperate with the Purchaser and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, including the making of any disclosures, necessary or desirable under applicable Law and regulation as the Purchaser may reasonably request the Seller to take or do in connection with the initial public offering of the direct and/or indirect parent of the Purchaser.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the right to use and disclose the financial statements of the Company and the Subsidiaries and other related documents in connection with the initial public offering to be done by the ultimate parent entity of the Purchaser or any of its subsidiaries.

            SECTION 5.09. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

            SECTION 5.10. Distributions. The Seller covenants and agrees that the Company shall not make any distributions on equity, or any payments on debt other than the scheduled payments of principal and interest, without the prior written consent of the Purchaser.

            SECTION 5.11. Credit Enhancements. The Company shall, or shall cause MDE to, use commercially reasonable efforts to procure letters of credit to replace the credit enhancements listed on Schedule 6.6 of the disclosure schedule to the Chicago Stock Purchase Agreement prior to Closing.

            SECTION 5.12. Environmental Permits. The Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the permits listed on Section 3.13 of the Disclosure Schedule (the "Environmental Permits").

                                   ARTICLE VI

                                   TAX MATTERS

            SECTION 6.01. Preparation and Filing of Tax Returns; Payment of Taxes. Until the Closing Date, the Seller (i) shall cause the Company and the Subsidiaries to prepare and file (in each case, in a manner consistent with past practice) on a timely basis all Tax Returns

(including returns for estimated Taxes) for the Company and the Subsidiaries which are due prior to the Closing Date (taking into account extensions for timely filing that are granted or allowed), but in the case of the Subsidiaries only if such return first became due to be filed after the Chicago Closing Date or the Aladdin Closing Date, as applicable, and the Seller has Knowledge that such Tax Return is required to be filed and (ii) shall make commercially reasonable efforts to cause the Subsidiaries to promptly prepare and file all Tax Returns of the Subsidiaries which, to the Knowledge of the Seller, are delinquent and not yet filed as of the Chicago Closing Date or the Aladdin Closing Date, as applicable. The Seller shall cause the Company and the Subsidiaries to timely pay all Taxes shown to be due and payable on Tax Returns referred to in clause (i) of the preceding sentence, and shall make commercially reasonable efforts to cause the Company and the Subsidiaries promptly to pay tax obligations of the Subsidiaries which, to the Knowledge of the Seller, are delinquent as of the Chicago Closing Date or the Aladdin Closing Date, as applicable. After the Closing Date, the Purchaser shall cause the Company and the Subsidiaries to prepare and file (in each case, in a manner consistent with past practice) on a timely basis all Tax Returns (including returns for estimated Taxes) for the Company and the Subsidiaries that are due after the Closing Date (taking into account extensions for timely filing that are granted or allowed), and that include periods before the Closing Date. The Purchaser shall cause the Company and the Subsidiaries to timely pay all Taxes shown to be due and payable on Tax Returns referred to in the preceding sentence. Neither party may amend any Tax Return if the amended Tax Return would adversely affect the other party's Tax liability or obligations hereunder without the prior written consent of the other party.

            SECTION 6.02. Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall be solely responsible for paying all property, sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). The Purchaser shall procure any stock transfer stamp required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

            SECTION 6.03. Tax Indemnification. (a) The Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Parties (including the Company and the Subsidiaries) from and against (i) any and all Taxes imposed on any member (other than the Company or the Subsidiaries) of any affiliated, consolidated, unitary or other combined group with which the Company or the Subsidiaries files or has filed a Tax Return on a consolidated, unitary or other combined basis during the Relevant Period, except to the extent such Taxes are attributable to the activities or properties of the Company or the Subsidiaries,
(ii) any Taxes in the nature of penalties and interest imposed on the Purchaser Indemnified Parties (including the Company and the Subsidiaries) to the extent attributable to any breach of the representations contained in Section 3.09 or covenants in Section 6.01 of this Agreement, and Taxes attributable to the Relevant Period for the entity on which such Taxes are imposed, that are not Excluded Taxes and (iii) any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants) incurred in contesting or otherwise in connection with any Taxes described in clause (i),
(ii) or (iii) of this Section 6.03(a).

            (b) The Purchaser shall indemnify the Seller Indemnified Parties against (i) any and all Taxes attributable to the activities or property of the Company or the Subsidiaries for which any Seller Indemnified Party becomes liable by reason of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law); (ii) any Taxes in the nature of penalties and interest imposed on the Seller Indemnified Parties to the extent attributable to any breach of the covenants contained in Section 6.01 of this Agreement; and (iii) any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants) incurred in contesting or otherwise in connection with any Taxes described in clause (i) or (ii) of this Section 6.03(b).

            (c) The amounts payable or to be paid under this Section 6.03 (the "Tax Indemnity Payments") shall be limited in aggregate amount, without duplication, to the Aladdin Original Purchase Price with respect to Tax Indemnity Payments arising out of the business of or otherwise related to Aladdin or to the Chicago Original Purchase Price with respect to any Tax Indemnity Payments arising from any source other than Aladdin.

            (d) All Tax Indemnity Payments shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment; and
(ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive such Tax Indemnity Payment.

            SECTION 6.04. Contests. (a) After the Closing, each party shall promptly notify the other parties in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding, which, if determined adversely to the taxpayer, would be grounds for indemnification under Section 6.03; provided, however, that the failure to give such notice will not affect any party's right to indemnification under this Agreement except to the extent, if any, that, but for such failure, the indemnifying party would have avoided the Tax Liability in question.

            (b) In the case of an audit or administrative or judicial proceeding (a "Contest") that relates to a Pre-Closing Period, the Seller shall have the right, at its expense, to participate in and control the conduct of such Contest, but only to the extent that such Contest relates solely to a potential adjustment to Tax Liability for which the Seller has acknowledged, in writing, its liability under Section 6.03 to hold the Purchaser and the Company harmless against the full amount of any adjustment which may be made as a result of such Contest. The Purchaser also may participate in any such Contest, and, if the Seller does not assume the defense of any such Contest, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such Contest after five days' prior written notice to the Seller setting forth the terms and conditions of settlement. Notwithstanding anything to the contrary contained in this Agreement, in the event that issues relating to a potential adjustment for which the Seller has acknowledged its liability in writing are required to be contested in the same Contest as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the Contest with respect to the latter issues.

            (c) In the case of a Contest that relates to a Straddle Period, or otherwise with respect to issues relating to a potential adjustment for which both the Seller (as evidenced by its written acknowledgement of liability under Section 6.03), on the one hand, and the Purchaser, on the other hand, could be liable, (i) the Seller and the Purchaser may participate in the Contest, and (ii) such Contest shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 6.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VI by the Purchaser and the Seller.

            (d) Notwithstanding anything to the contrary herein, neither party shall enter into any compromise or agree to settle any claim pursuant to a Contest, which would materially adversely affect the other party without the prior written consent of the other party.

            SECTION 6.05. Miscellaneous. (a) From and after the date of this Agreement, neither party may make or cause or permit to be made, any Tax election that would adversely affect the Company or the other party without the prior written consent of the other party.

            (b) Each party and its Affiliates shall provide the other party with such cooperation and information as such party reasonably may request in connection with any Tax matters relating to the Company, including, without limitation, the filing of any Tax Return or claim for refund, the determination of any liability for Taxes or right to a refund of Taxes or the conduct of any Contest in respect of Taxes. Such cooperation and information shall include, without limitation, providing such party with copies of any relevant Tax Returns, together with documents relating to rulings or other determinations by taxing authorities.

            (c) Notwithstanding any provisions in this Agreement to the contrary, (i) the obligations of the parties pursuant to this Article VI and
(ii) the representations and warranties contained in Section 3.09 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                                   ARTICLE VII

                                 INDEMNIFICATION

            SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of the Seller contained in this Agreement shall survive for eighteen (18) months after the Closing but shall not survive any termination of this Agreement pursuant to Article IX hereof; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03 and 3.04 shall survive the Closing indefinitely, (ii) the representations and warranties made pursuant to Section 3.13 shall survive three
(3) years after the Closing; (iii) the representations and warranties in Section
3.11 shall survive for five (5) years after the Closing and (iv) the representations and warranties made pursuant to Section 3.09 shall survive the Closing as set forth in Section 6.05(c). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

            (b) The representations and warranties of the Purchaser contained in this Agreement shall survive for eighteen (18) months after the Closing; provided, however, that the representations and warranties made pursuant to
Section 4.01 shall survive the Closing indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

            SECTION 7.02. Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

            (a) the breach of any representation or warranty made by the Seller contained in this Agreement; or

            (b) the breach of any covenant or agreement by the Seller contained in this Agreement.

To the extent that the Seller's undertakings set forth in this Section 7.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties. The parties acknowledge and agree that the Seller shall not be liable to any Purchaser Indemnified Party hereunder for any Loss arising solely from a breach of any representation, warranty, covenant or agreement by Exelon Corporation, Exelon Thermal Holdings, Inc. or any of the Subsidiaries contained in the Chicago Stock Purchase Agreement or the Aladdin Stock Purchase Agreement.

            SECTION 7.03. Indemnification by the Purchaser. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

            (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

            (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

To the extent that the Purchaser's undertakings set forth in this Section 7.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

            SECTION 7.04. Limits on Indemnification.

            (a) Limits on Indemnification Other Than With Respect to Aladdin. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to indemnification for Taxes and claims relating principally to Aladdin: (i) except as set forth in clause (iii) of this Section 7.04(a), an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 7.02 or 7.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,000,000 (the "Basket Amount"), after which the Indemnifying Party shall be liable for all Losses in excess of the Basket Amount, (ii) except as set forth in clause (iii) below, the maximum amount of indemnifiable Losses that may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Sections 7.02 or 7.03 shall be an amount equal to $30,000,000, net of insurance proceeds, and (iii) notwithstanding the foregoing, an Indemnifying Party shall be liable for all Losses arising out of or resulting from a breach of any of the representations and warranties (A) set forth in Sections 3.01 through 3.04 and Section 3.09, with respect to the Seller and (B) Section 4.01, with respect to the Purchaser, in each case up to a maximum amount of indemnifiable Losses equal to the sum of the Chicago Original Purchase Price and the Chicago Adjustment, net of insurance proceeds, and without regard to the cumulative indemnification threshold set forth in clause (i) of this Section 7.04(a).

            (b) Limits on Indemnification With Respect to Aladdin. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to Taxes and claims covered by Section 7.04(a):
(i) except as set forth in clause (iii) of this Section 7.04(b), the Seller shall not be liable for any claim for indemnification pursuant to Section 7.02 in respect of a breach of any representation, warranty or covenant relating to the Aladdin Subsidiaries unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller equals or exceeds $200,000 (the "Aladdin Basket Amount"), after which the Seller shall be liable for the amount of such Losses in excess of the Aladdin Basket Amount, (ii) except as set forth in clause (iii) of this Section 7.04(b), the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from the causes set forth in Section 7.02 in respect of a breach of any representation, warranty or covenant relating to the Aladdin Subsidiaries shall be an amount equal to $6,000,000, net of insurance proceeds and (iii) notwithstanding the foregoing, the Seller shall be liable for all Losses arising out of or resulting from a breach of any of the representations and warranties set forth in Section 3.03 and Section 3.09 in respect of a breach of any representation or warranty relating to the Aladdin Subsidiaries up to a maximum aggregate amount of indemnifiable Losses equal to the sum of the Aladdin Original Purchase Price and the Aladdin Adjustment, net of insurance proceeds, and without regard to the cumulative indemnification threshold set forth in clause (i) of this Section 7.04(b).

            (c) Maximum Indemnification. Notwithstanding anything to the contrary contained in Sections 7.04(a) or (b), the maximum aggregate amount of indemnifiable Losses an Indemnifying Party shall be liable for pursuant to this Agreement shall be the Purchase Price, net of insurance proceeds.

            SECTION 7.05. Tax Treatment. All amounts paid under the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes.

            SECTION 7.06. Exclusive Remedy. The indemnification provisions set forth in this Agreement are the exclusive remedies of the Purchaser and the Seller for any claims arising out of or in connection with this Agreement or the transactions contemplated hereby.

            SECTION 7.07. Waiver of Certain Damages. The indemnification obligations of the parties pursuant to this Article VII shall not, except in the case of fraud, include consequential, punitive or exemplary damages; provided that any consequential, punitive or exemplary damages claimed by a third party (including Governmental Authorities) against a Person entitled to indemnification pursuant to this Article VII shall be included in the Losses recoverable under such indemnity.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

            SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects. The Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized executive officer.

            (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Interests and the Business contemplated by this Agreement shall have expired or shall have been terminated.

            (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action.

            (d) Consents and Approvals. The Purchaser and the Seller shall have received, each in form and substance satisfactory to the Seller, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement as are listed in Section 8.01(d) of the Disclosure Schedule, including all third party consents required under Section 8.3 of the Chicago Stock Purchase Agreement (as listed in Schedule 4.3 of the disclosure schedule to the Chicago Stock Purchase Agreement) and all third party consents required under Section
      8.3 of the Aladdin Stock Purchase Agreement (as listed in Schedule 4.3 of the disclosure schedule to the Aladdin Stock Purchase Agreement), and all such consents and approvals remain in full force and effect and have not been qualified or diminished in any respect.

            (e) City Approval. All consents, approvals and actions of the City, including the City Council, necessary for the transactions contemplated hereby and by the Chicago Stock Purchase Agreement necessary for the transactions contemplated hereby shall (i) have been duly obtained, made or given, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived, (iii) be in full force and effect and
      (iv) not require any change or amendment to any of the terms and conditions (including, without limitation, economic terms) of the District Cooling System Use Agreement or any of the customer contracts with the City or any agency, department or instrumentality thereof other than as set forth in Section 8.01(e) of the Disclosure Schedule.

            SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall have been true and correct in when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects. The Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer of the Seller.

            (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Interests and the Business contemplated by this Agreement shall have expired or shall have been terminated.

            (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action.

            (d) Consents and Approvals. The Purchaser and the Seller shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement as are listed in Section 8.01(d) of the Disclosure Schedule, including all third party consents required under Section 8.3 of the Chicago Stock Purchase Agreement (as listed in Schedule 4.3 of the disclosure schedule to the Chicago Stock Purchase Agreement) and all third party consents required under Section 8.3 of the Aladdin Stock Purchase Agreement (as listed in
      Schedule 4.3 of the disclosure schedule to the Aladdin Stock Purchase Agreement), and all such consents and approvals remain in full force and effect and have not been qualified or diminished in any respect.

            (e) Financing. The ultimate parent entity of the Purchaser, Macquarie Infrastructure Assets LLC and/or the Purchaser shall have successfully completed its initial public offering of equity securities.

            (f) Diligence Reports. All reports and memos concerning the diligence conducted in relation to the acquisition of (i) Chicago Thermal under the Chicago Stock Purchase Agreement and (ii) Aladdin under the Aladdin Stock Purchase Agreement and originally addressed to any Person other than MDE shall have been readdressed to MDE.

            (g) City Approval. All consents, approvals and actions of the City, including the City Council, necessary for the transactions contemplated hereby and by the Chicago Stock Purchase Agreement shall (i) have been duly obtained, made or given, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived, (iii) be in full force and effect and (iv) not require any change or amendment to any of the terms and conditions (including, without limitation, economic terms) of the District Cooling System Use Agreement or any of the customer contracts with the City or any agency, department or instrumentality thereof other than as set forth in Section 8.01(e) of the Disclosure Schedule.

            (h) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

            (i) Credit Enhancements. The Company or MDE shall have procured the letters of credit to replace the credit enhancements specified in Section 5.11, or received waivers of such credit enhancements satisfactory to the Purchaser.

            (j) Environmental Permits. Prior to Closing, the Company or a Subsidiary shall have obtained the Environmental Permits, and the Company or such Subsidiary shall be in compliance with the Environmental Permits as of the Closing Date.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the Purchaser if, between the date hereof and the Closing:
      (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Seller contained in this Agreement shall not have been true and correct when made or as of their date, (iii) the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) the Seller, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

            (b) by either the Seller or the Purchaser if the Closing shall not have occurred by the 12 month anniversary of the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

            (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

            (d) by the mutual written consent of the Seller and the Purchaser.

            SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 10.01 and (b) that nothing herein shall relieve either party hereto from liability for any breach of this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

            SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

            (a)      if to the Seller:
                     Macquarie Investment Holdings Inc.
                     1 Martin Place
                     Level 10
                     Sydney, Australia
                     NSW 2000
                     Telecopy:  011 61 2 8232 3656
                     Attention:  Shemara Wikramanayake

                     With a copy (which shall not constitute notice) to:

                     Locke Liddell & Sapp LLP
                     600 Travis Street, Suite 3400
                     Houston, TX 77002
                     Telecopy:  (713) 223-3717
                     Attention:  Kevin N. Peter, Esq.

            (b)      if to the Purchaser:
                     Macquarie Infrastructure Assets Inc.
                     600 5th Avenue, 21st Floor
                     New York, NY 10020
                     Telecopy:  (212) 581-8037
                     Attention:  Peter Stokes

                     with a copy (which shall not constitute notice) to:

                     Shearman & Sterling LLP
                     599 Lexington Avenue
                     New York, NY  10022-6069
                     Telecopy:  (212) 848-7179
                     Attention:  Antonia E. Stolper, Esq.

            SECTION 10.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

            SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 10.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof, including, without limitation, the Original Agreement.

            SECTION 10.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller.

            SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.08.

            SECTION 10.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Except as otherwise specified herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            SECTION 10.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

            SECTION 10.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

            SECTION 10.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       MACQUARIE INVESTMENT HOLDINGS INC.


                                       By:    /s/ Christopher Leslie
                                              ----------------------------------
                                       Name:  Christopher Leslie
                                       Title: Secretary


                                       By:    /s/ John Mullin
                                              ----------------------------------
                                       Name:  John Mullin
                                       Title: Secretary

                                       MACQUARIE INFRASTRUCTURE ASSETS, INC.


                                       By:    /s/ David Mitchell
                                              ----------------------------------
                                       Name:  David Mitchell
                                       Title: Chief Financial Officer